Exhibit 10.1

Membership Interest Purchase Agreement

BY AND AMONG

Intrusion Inc.,

OW Cyber LLC

AND

VigilAigent Corp.

i

ii

Exhibits

Exhibit A	Limited Liability Company Operating Agreement
Exhibit B	Assignment of Membership Interests (For First Closing)
Exhibit C	Form of Confidentiality and Intellectual Property Agreement
Exhibit D	Assignment of Units (For Second Closing)

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Membership Interest Purchase Agreement

Dated as of June 29, 2026

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of the date first set forth above (the “First Closing Date”) by and between (i) Intrusion Inc., a Delaware corporation (“Buyer”); (ii) OW Cyber LLC, an Arizona limited liability company (“Target”); and (iii) VigilAigent Corp., a Nevada corporation (“Seller”) as the sole member of Target. Each of Target and Seller may be referred to collectively herein as the “Seller Parties” and, separately, as a “Seller Party”. Each of Buyer and each Seller Party may be referred to herein collectively as the “Parties” and, separately as a “Party”.

WHEREAS, subject to the terms and conditions herein, at the Closings (as defined below), Buyer agrees to acquire from Seller all of the membership interests of Target, which are not currently represented by shares, units or other certificates (the “Membership Interests”), and currently held by Seller in exchange for the payment of certain consideration as set forth herein;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, the receipt and sufficiency of which are hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. DEFINITIONS AND INTERPRETATIONS

Section 1.01 Definitions. In addition to the other terms defined herein, the following terms, as used herein, have the following meanings

(a)	“Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim, or assessment for Taxes or otherwise.

(b)	“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(c)	“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in Delaware are authorized or required by Law or executive order to close.

(d)	“Buyer Board” means the Board of Directors of Buyer.

(e)	“Buyer Indemnified Parties” means Buyer, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents.

(f)	“Code” means Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(g)	“Common Stock” means the common stock, par value of $0.01 per share, of the Buyer.

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(h)	“Contract” means all contracts, agreements, leases (including equipment leases, car leases and capital leases, licenses, commitments, client contracts, statements of work), sales and purchase orders and similar instruments, whether oral or written.

(i)	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, with “Controlled”, “Controlling” and “under common Control with” having correlative meanings; and provided that, without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a ten percent (10%) Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

(j)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of a Person or obligating such Person to issue or sell any of its Equity Securities, including, without limitation any simple agreements for future equity or any similar agreements or instruments.

(k)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(l)	“Equity Security” means, with respect to any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n)	“Financial Statements” has the meaning set forth in Section 3.17(a).

(o)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

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(p)	“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the Ordinary Course of Business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below); (g) all guarantees by such Person; and (h) any agreement to incur any of the same.

(q)	“Indemnified Party” means a Seller Indemnified Party or a Buyer Indemnified Party, as applicable.

(r)	“Indemnifying Party” means Buyer or Seller, as applicable pursuant to the provisions of each of Section 2.13(e) and Article VI.

(s)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests, and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress, and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions, and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions, and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals of such patents and applications.

(t)	“Knowledge of Seller” means the knowledge, after and assuming due inquiry, of any manager, director or executive officer of either Seller or Target, after and assuming due inquiry.

(u)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.

(v)	“Liabilities” means any liabilities, obligations or responsibilities of any nature whatsoever, whether direct or indirect, matured or un-matured, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, absolute, contingent or otherwise, including any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, or expense.

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(w)	“Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, charge, claim, lease, agreement, right of first refusal, option, limitation on transfer or use or assignment or licensing, restrictive easement, charge or any other restriction of any kind, and any conditional sale or voting agreement or proxy, and including any restriction on the ownership, use, voting, transfer, possession, receipt of income, or other exercise of any attributes of ownership, in respect of such property or asset, and any agreement to give any of the foregoing.

(x)	“Losses” and “Loss” means any losses, damages, deficiencies, Liabilities, assessments, fines, penalties, judgments, actions, claims, costs, disbursements, fees, expenses or settlements of any kind or nature, including legal, accounting and other professional fees and expenses.

(y)	“Material Adverse Effect”, with respect to any Person, means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Person, or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economies or securities or financial markets in general; (ii) changes, conditions, or effects that generally affect the industries in which such Person operates; (iii) any change, effect ,or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect on a subject Person has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its business.

(z)	“Order” means any decree, order, judgment, writ, award, injunction, rule, injunction, stay, decree, judgment or restraining order or consent of or by a Governmental Authority.

(aa)	“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of normal day-to-day operations of the business of such Person consistent with past custom and practice; provided, however, that in no event shall any breach of Law or violation of any permits, approvals, licenses, permits, consents, authorizations, qualifications, orders and certificates from Governmental Authorities necessary to conduct the business of such Person be considered ordinary or usual course of normal day-to-day operations of the business of such Person.

(bb)	“Party” and “Parties” have the meanings set forth in the introductory paragraph hereto. (cc) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(dd)	“Permitted Lien” means (i) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts (A) that are not delinquent; (B) that are not material to the business, operations, and financial condition of any Seller Party so encumbered, either individually or in the aggregate; and (C) that not resulting from a breach, default, or violation any Seller Party of any Contract or Law; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

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(ee)	“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

(ff)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(gg)	“SEC” means the U.S. Securities and Exchange Commission.

(hh)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)	“Seller Indemnified Parties” means Seller and Seller’s employees, attorneys and agents. (jj) “Share Price” means $0.67, provided that the Share Price shall be subject to equitable adjustment for any forward stock splits or reverse stock splits of the Common Stock occurring following the First Closing Date, such that, by way of example and not limitation in the event of a 1-for-2 reverse split of the Common Stock following the First Closing Date where each two shares of Common Stock are combined into one share of Common Stock, the Share Price shall be increased by 100%; and in the event of a 2-for-1 forward split of the Common Stock following the First Closing Date wherein each share of Common Stock is split into two shares of Common Stock, the Share Price shall be reduced by 50%.

(kk)	“Subsidiary” or “Subsidiaries” means one or more entities of which at least ten percent (10%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

(ll)	“Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any Liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax, or additional amount imposed with respect thereto.

(mm)	“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

(nn)	“Transaction Documents” means this Agreement, the Assignment and any other certificate, agreement, or document entered into or delivered in connection with the transactions as contemplated herein or therein.

(oo)	“Transactions” means the transactions contemplated by the Transaction Documents.

(pp)	“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

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Section 1.02 Interpretive Provisions. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital, or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors, and assigns; provided, however, that nothing contained herein is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented, or modified from time-to-time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to, but excluding”; (xi) references herein to any Law or any license mean such Law or license, as amended, modified, codified, reenacted, supplemented, or superseded in whole or in part, and in effect from time-to-time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. THE TRANSACTIONS

Section 2.01 The Acquisition.

(a)	On the terms and subject to the conditions set forth in this Agreement, at the Closings, Seller, who holds all of the Membership Interests as of the First Closing Date, comprising one hundred percent (100%) of Target’s equity interests, shall sell, assign, transfer, and deliver to Buyer all or a portion of the Membership Interests as set forth herein, free and clear of all Liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description.

(b)	Subject to the terms and conditions herein, the purchase and sale of the Membership Interests shall occur at two closings (each, a “Closing” and collectively the “Closings”), as follows:

(i)	At the first Closing hereunder (the “First Closing”), the Seller shall sell to the Buyer, and the Buyer shall acquire from the Seller, 60% of the Membership Interests (the “First Closing Interests”). The First Closing shall occur on the First Closing Date immediately following the execution of this Agreement, via the exchange of electronic documents and other items as required herein.

(ii)	At the Second Closing hereunder (the “Second Closing”), the Seller shall sell to the Buyer, and the Buyer shall acquire from the Seller, the remaining 40% of the Membership Interests held by the Seller as of the First Closing Date (the “Second Closing Interests”). The Second Closing shall occur on the first Business Day following the satisfaction, or waiver by the Party for whose benefit the conditions to the Second Closing exist, of the conditions to the Second Closing as set forth in Section 2.07 (the date of the Second Closing being the “Second Closing Date”).

(c)	At the First Closing, the Parties shall enter into the Limited Liability Company Operating Agreement for the Target in the form as attached hereto as Exhibit A (the “Operating Agreement”). Upon execution of the Operating Agreement at the First Closing and as set forth therein, 100% of the membership interests of the Target shall thereafter be denominated in 100 “Units” of membership interests in the Target (the “Units”), of which, as of immediately following the First Closing, 60 Units shall be held by Buyer and 40 Units shall be held by Seller (which 40 Units comprise the Second Closing Interests). The Parties further acknowledge and agree that the Operating Agreement shall operate, and shall be interpreted and enforced, separately and independently of this Agreement.

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Section 2.02 Purchase Prices.

(a)	In exchange for the First Closing Interests, Buyer shall pay to the Seller a base purchase price of $1,950,000 (the “Base First Closing Purchase Price”), as the same may be adjusted following the First Closing as set forth in Section 2.05. The Base First Closing Purchase Price shall be paid as follows:

(i)	The sum of $200,000 payable at the First Closing, which shall be deemed satisfied by the deposit previously paid by Buyer upon execution of the Letter of Intent entered into by the Parties on April 23, 2026;

(ii)	The sum of $160,000 (the “First Closing Payment”); and

(iii)	The issuance to the Seller of $1,590,000 in shares of Common Stock (the “First Closing Shares”), of which $100,000 in shares will be retained by the Buyer pursuant to the provisions of Section 2.06, and which shall be unregistered shares of Common Stock and shall be issued in book entry format and shall not be certificated.

(b)	In exchange for the Second Closing Interests, if the Second Closing occurs, Buyer shall pay to the Seller a purchase price of $1,300,000 (the “Second Closing Payment”).

Section 2.03 Seller Parties Deliverables at the First Closing. At the First Closing, the Seller Parties, as applicable, shall deliver to Buyer the following:

(a)	The Operating Agreement, duly executed by the Seller as a member of Target.

(b)	A membership interest assignment in the form as attached hereto as Exhibit B (the “First Assignment”) with respect to the First Closing Interests, duly completed and executed by Seller and two witnesses with respect to the Seller.

(c)	A copy of the Confidentiality and Intellectual Property Agreement in the form as attached hereto as Exhibit C (each, a “Confidentiality Agreement”) between the Buyer and each of Mark Porter and Robert Mikkelsen, duly executed by each applicable party thereto other than the Buyer.

(d)	A certificate of the Target and of Seller, dated as of the First Closing Date, and:

(i)	Attaching copies of the Target Organizational Documents, certified by the Arizona Secretary of State to the extent filed with the Arizona Secretary of State; and

(ii)	attaching a certificate of status issued by the Arizona Secretary of State for Target, dated as of a date within five (5) days of the First Closing Date.

(e)	If requested by Buyer, audited financial statements for Target and related auditor reports thereon from a Public Company Accounting Oversight Board-registered auditor, which consents to the inclusion of its statements in SEC public filings, for each of the two (2) most recently ended fiscal years, and unaudited statements for any other required interim periods.

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Section 2.04 Buyer Deliverables at the First Closing. At the First Closing, Buyer shall:

(a)	Deliver to Seller a copy of the Operating Agreement, duly executed by the Buyer as a member of the Target and by the Buyer as the manager of the Target;

(b)	Deliver to Seller the First Assignment duly executed by the Buyer and two witnesses with respect to the Buyer.

(c)	Pay to the Seller the First Closing Payment, via wire transfer pursuant to instructions provided by the Seller to the Buyer;

(d)	Cause the Buyer’s transfer agent to record the Seller as the record and beneficial holder of the First Closing Shares, subject to the provisions of Section 2.06;

(e)	Deliver to Seller each of the Confidentiality Agreements, duly executed by an authorized officer of the Buyer; and

(f)	Deliver to Seller a certificate of the Secretary of Buyer, dated as of the First Closing Date, and attaching a certificate of status issued by the Delaware Secretary of State for Buyer, dated as of a date within five (5) days of the First Closing Date.

Section 2.05 Post-First Closing Adjustment.

(a)	For purposes herein:

(i)	“Merchant Cash Advance Loans” means the Indebtedness as set forth in Section 2.05(a)(i) of the Disclosure Schedules.

(ii)	“Target Working Capital” means negative $1,365,000.

(iii)	“Working Capital” shall mean, with respect to the Target, (1) all current assets minus (2) accounts payable, minus (3) accrued Liabilities, and minus (4) Merchant Cash Advance loans, in each case determined in accordance with Seller’s historical accounting practices, consistently applied, provided that Indebtedness (other than Merchant Cash Advance loans as expressly set forth herein), and Transaction-related expenses shall be excluded. For the avoidance of doubt, no item shall be counted more than once in the calculation of Working Capital, and Merchant Cash Advance Loans included in Working Capital shall not be treated as Indebtedness or otherwise give rise to any separate purchase price adjustment.

(b)	The Parties acknowledge and agree that the Base First Closing Purchase Price as set forth in Section 2.02 has been determined based on Working Capital as of the First Closing Date of negative $1,365,000 (the “First Closing Date Working Capital”).

(c)	Within sixty (60) days following the First Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of First Closing Date Working Capital (the “Closing Statement”), together with reasonable supporting detail. All calculations shall be prepared in accordance with U.S. GAAP applied consistently with the Target’s historical practices, and no changes in accounting policies or classifications shall be permitted. Seller shall have 30 days following receipt of the Closing Statement to review and either accept or dispute such calculation by delivering written notice specifying any disputed items.

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(d)	If Seller timely disputes the Closing Statement and the Buyer’s calculation of the First Closing Date Working Capital, Buyer and Seller shall negotiate in good faith to resolve such dispute. Any unresolved items which have not been resolved by Seller and Buyer within a period of 30 days from the date that Seller has provided a notice of disputed items shall be submitted to an independent accounting firm of nationally recognized standing mutually agreed upon by the Seller and the Buyer, whose determination as to the First Closing Date Working Capital shall be final and binding, absent manifest error. The fees and expenses of such firm shall be allocated between the Seller and the Buyer in proportion to the relative success of their respective positions. Any unresolved disputes shall be resolved exclusively based on the definitions and methodologies set forth herein, and not on independent accounting judgment.

(e)	If the finally determined First Closing Date Working Capital is more than the Target Working Capital, the Buyer shall issue to Seller a number of shares of Common Stock equal to (i) such excess, divided by (ii) the Share Price, and provided that any such shares of Common Stock so issued (the “Additional Retained Shares”) shall be retained by Buyer pursuant to the provisions of Section 2.06, and further provided that in the event that the number of Additional Retained Shares to be issued hereunder, when added to the number of First Closing Shares, would exceed 19.9% of the issued and outstanding shares of Common Stock as of the First Closing Date, the Buyer shall not issue any such Additional Retained Shares in excess of such 19.9% amount unless the Buyer has received (1) the approval of the stockholders of the Buyer for the issuance of such Additional Retained Shares; and (2) any other approvals as required by, or pursuant to the rules and or regulations of, the NASDAQ Stock Market, LLC, the New York Stock Exchange or any other securities exchange on which the Common Stock is then listed for trading as required for the issuance of the Additional Retained Shares.

(f)	If the finally determined First Closing Date Working Capital is less than the Target Working Capital, the Buyer shall have the right to redeem from the Seller, and the Seller agrees that seller shall return to the Buyer, a number of the First Closing Shares equal to (i) such shortfall, divided by the Share Price, at a at a redemption price of $0.0001 per share. The Seller covenants and agrees that Seller shall execute and deliver such documents and instruments as required to cause any of the First Closing that are to redeemed by the Buyer hereunder to be so redeemed. Any First Closing Shares that are redeemed by the Buyer hereunder shall be returned to the status of authorized and unissued shares of Common Stock.

(g)	Any final adjustment to the Base First Closing Purchase Price, and payments as determined pursuant to this Section 2.05, shall be satisfied as set forth in this Section 2.05(e) within 5 Business Days following final resolution.

Section 2.06 Retained Shares. Notwithstanding the provisions of Section 2.02(a), 149,254 of the First Closing Shares (together with any Additional Retained Shares that may be issued pursuant to Section 2.05(e), the “Retained Shares”) shall be retained by the Buyer for a period of 12 months from the First Closing Date (the “Retention Period”), as an escrow for any indemnification obligations of Seller pursuant to the provisions of Article VI. During the Retention Period, the Buyer shall be entitled to enter stop transfer instructions with the Buyer’s transfer agent and registrar against the transfer of the Retained Shares other than in compliance with this Agreement, and Buyer shall have the right to refuse any transfer of any of the Retained Shares during such Retention Period for any reason to any Person, other than in compliance with this Agreement. Upon the expiration of the Retention Period, any of the Retained Shares not retained by the Buyer for payment of any indemnification obligations of Seller pursuant to the provisions of Article VI shall be released to the Seller. Any utilization of the Retained Shares to pay the indemnification obligations of the Seller in Article VI shall be subject to the terms, conditions and limitations as set forth in Article VI.

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Section 2.07 Conditions to the Second Closing.

(a)	The obligations of all of the Parties to consummate the Second Closing are subject to the satisfaction, or waiver by each of the Parties, each in their sole discretion, on or before August 30, 2026 or such later date as may be agreed by the Seller and the Buyer, each in their sole discretion (as applicable, the “Outside Date”), of all the following conditions:

(i)	No provisions of any applicable Law, and no Order shall prohibit or impose any condition or prohibition on the consummation of the Second Closing.

(ii)	There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Second Closing, as applicable.

(iii)	The Parties shall have received all necessary approvals from all required Governmental Authorities to consummate the Second Closing.

(b)	The obligations of the Buyer to consummate the Second Closing are subject to the satisfaction (or waiver by the Buyer), on or before the Outside Date, of all the following conditions:

(i)	The Buyer shall have obtained each of (1) the approval of the stockholders of the Buyer for the issuance of the Earn-Out Shares (as defined below) as set forth herein; and (ii) any other approvals as required by, or pursuant to the rules and or regulations of, the NASDAQ Stock Market, LLC, the New York Stock Exchange or any other securities exchange on which the Common Stock is then listed for trading as required to consummate the Transactions (collectively, the “Required Approvals”), the determination of which, and the receipt of which, shall be determined in the sole discretion of the Buyer.

(ii)	Other than the representations and warranties as set forth in Section 3.06(a), which shall be inapplicable with respect to the Second Closing, the representations and warranties made by Seller Parties in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Second Closing Date, other than (1) representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, (2) the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.06(b) and Section 3.11, which shall each be true and correct in all respects, in each case at the Second Closing Date with the same force and effect as if such representations and warranties were made at and as of the Second Closing Date, except for changes therein permitted by this Agreement.

(iii)	No Material Adverse Effect shall have occurred with respect to the Target.

(iv)	Each of the Seller Parties shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by such Seller Parties prior to or at the Second Closing.

(c)	The obligations of the Seller to consummate the Second Closing are subject to the satisfaction (or waiver by the Seller), on or before the Outside Date, of all the following conditions:

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(i)	The representations and warranties made by the Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Second Closing Date other than (1) representations and warranties which are qualified as to materiality, which shall be true and correct in all respects, (2) the representations and warranties in Section 4.01, Section 4.02 and Section 4.03, which shall each be true and correct in all respects, in each case at the Second Closing Date with the same force and effect as if such representations and warranties were made at and as of the Second Closing Date, except for changes therein permitted by this Agreement.

(ii)	The Buyer shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Second Closing.

(d)	For the avoidance of doubt, in the event that the conditions to the Second Closing as set forth in Section 2.07(a), Section 2.07(b) and Section 2.07(c) have not been satisfied, or waived by the Party for whose benefit such conditions exist, by the Outside Date, then the Second Closing shall not occur, but the First Closing shall remain effective.

Section 2.08 Seller Deliverables at the First Closing. At the Second Closing, the Seller shall deliver to Buyer:

(a)	A membership interest assignment in the form as attached hereto as Exhibit D (the “Second Assignment”) with respect to the Second Closing Interests, duly completed and executed by Seller and two witnesses with respect to the Seller.

(b)	A certificate of the Seller, in form and substance as reasonably satisfactory to the Buyer, certifying that the conditions to the Second Closing as Section 2.07(b)(ii), Section 2.07(b)(iii) and Section 2.07(b)(iv) have been satisfied and that the statements therein are true and correct.

Section 2.09 Buyer Deliverables at the Second Closing. At the Second Closing, Buyer shall:

(a)	Pay to the Seller the Second Closing Payment, via wire transfer pursuant to instructions provided by the Seller to the Buyer;

(b)	Deliver to Seller a certificate of the Buer, in form and substance as reasonably satisfactory to the Seller, certifying that the conditions to the Second Closing as Section 2.07(c)(i) and Section 2.07(c)(ii) have been satisfied and that the statements therein are true and correct.

Section 2.10 Earn-Out.

(a)	In the event that the Second Closing occurs, the Seller shall have the opportunity to receive up to an additional $6,900,000 in consideration as set forth in this Section 2.10 and subject to Section 2.11 and Section 2.12 (such value, the “Earn-Out Consideration”).

(b)	For purposes herein:

(i)	Annual Recurring Revenue Run Rate (“ARR Run Rate”) is equal to the revenue in the last month of measurement period times twelve. As an example, revenues for December 2026 equal to $600,000 X 12 months = $7,200,000 ARR run rate.

(ii)	Adjusted Operating Cash Flow is equal to (1) Operating Income (Loss) adjusted for (2) capitalized software development costs not to exceed $50,000 per month, in each case determined in accordance with Seller’s historical accounting practices, consistently applied for the last month of the measurement period times 12 divided by revenues for the last month of the measurement period.

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(c)	The Earn-Out Consideration potentially payable to the Seller pursuant to this Section 2.10, and subject to Section 2.11 and Section 2.12, shall be determined as follows:

(i)	Milestone 1 - Measurement Date: March 31, 2027: In the event that as of March 31, 2027 the ARR Run Rate is equal to $6,000,000 or more and the Adjusted Operating Cash Flow is greater than or equal to $0, the applicable portion of the Earn-Out Consideration payable with respect thereto shall be $2,700,000.

(ii)	Milestone 2 - Measurement Date: September 30, 2027: In the event that as of September 30, 2027 the ARR Run Rate is equal to $7,500,000 or more and the Adjusted Operating Cash Flow is greater than or equal to $750,000, the applicable portion of the Earn-Out Consideration payable with respect thereto shall be $2,700,000.

(iii)	Milestone 3 - Measurement Date: March 31, 2028: In the event that as of March 31, 2028 the ARR Run Rate is equal to $8,600,000 or more, the applicable portion of the Earn-Out Consideration payable with respect thereto shall be $1,500,000.

(d)	In the event that any Milestone is achieved at an earlier measurement date, the additional Earn-Out Consideration with respect thereto shall be deemed earned.

(e)	In the event that any Milestone is not achieved by its respective Measurement Date, and subsequent Milestone(s) are achieved by its (their) respective Measurement Date(s), the Seller shall be entitled to fifty percent (50%) of the Earn-Out Consideration from any and all previous Milestones.

(f)	Buyer shall operate the business in good faith and shall not take any action, or omit to take any action, that has the primary purpose or reasonably foreseeable effect of reducing or avoiding the Earn-Out Consideration. Subject to the foregoing, Buyer will retain ownership and operational control of the Target and its business following the First Closing Date and, subject to the Buyer’s compliance with requirements as set forth in the preceding sentence, Buyer shall have sole discretion with respect to all matters related to its business and the business of the Buyer, the Target and their respective Affiliates, including, without limitation, (i) operating the business of Buyer, the Target and their respective Affiliates; (ii) financial and accounting methodologies; (iii) bidding on and accepting work and the terms and conditions related to such bids and contracts; and (iv) spending and capital investments. Buyer shall calculate all Earn-Out metrics in a manner consistent with past practices and shall not make changes to accounting methods, revenue recognition, cost allocation, or expense classification that would adversely impact the Earn-Out. Seller shall have reasonable access to books, records, and personnel necessary to verify Earn-Out calculations.

(g)	Seller hereby acknowledges and agrees that: (i) the contingent right to receive the Earn-Out Consideration, if any, shall not be represented by any form of certificate and does not constitute an equity or ownership interest in Buyer; (ii) Seller shall not have any rights as equity holders of Buyer as a result of Seller’s contingent right to receive the Earn-Out Consideration, if any, hereunder; (iii) no interest is payable with respect to the Earn-Out Consideration, if any; and (iv) the Parties intend the express provisions of this Section 2.10, subject to Section 2.11 and Section 2.12, to govern their contractual relationship with respect to the matters in this Section 2.10, subject to Section 2.11 and Section 2.12, and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Government Authority or otherwise.

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Section 2.11 Buyer Sale.

(a)	In the event that the Buyer sells all or substantially all of its assets (such event, a “Buyer Sale”) prior to the final Earn-Out Measurement Date, Seller shall be entitled to receive:

(i)	all Earn-Out Consideration earned through the closing date of such Buyer Sale based upon actual performance; and

(ii)	with respect to any remaining unearned Earn-Out milestones with future measurement dates, additional deemed Earn-Out Consideration equal to:

(1)	the amount of such remaining Earn-Out Consideration, multiplied by

(2)	the Acceleration Ratio.

(b)	For purposes herein:

(i)	The “Acceleration Ratio” shall equal (Transaction Value – $50,000,000) ÷ $50,000,000, provided, however, that (1) the Acceleration Ratio shall not be less than zero; and (2) the Acceleration Ratio shall not exceed 100%.

(ii)	“Transaction Value” means the aggregate enterprise value implied by the Buyer Sale transaction, including cash, stock, assumed indebtedness, and all other transaction consideration.

Section 2.12 Payment of Earn-Out Consideration.

(a)	Any Earn-Out Consideration payable hereunder shall, subject to the terms and conditions herein, be payable by the Buyer via the issuance by the Buyer to the Seller of shares of Common Stock as set forth herein (the “Earn-Out Shares”). The Parties acknowledge and agree that any Earn-Out Shares shall be unregistered shares of Common Stock and shall be issued in book entry format and shall not be certificated.

(b)	The number of Earn-Out Shares to be issued with respect to the payment of any Earn-Out Consideration shall be determined by dividing the amount of Earn-Out Consideration to be satisfied by issuance of the Earn-Out Shares by the greater of (1) the Minimum Price (as defined in Rule 5635 of the rules of The Nasdaq Stock Market) as of the applicable Measurement Date with respect to which the Earn-Out Shares are being issued, plus $0.01; and (2) the closing trading price of the Common Stock on the principal trading market for the Common Stock on the applicable Measurement Date with respect to which the Earn-Out Shares are being issued.

(c)	In the event that Buyer becomes obligated to issue any Earn-Out Shares hereunder, as a condition precedent to the receipt thereof the Seller shall deliver to the Buyer, as of the date of such issuance, a certificate of a duly authorized officer of the Seller confirming and certifying that the representations and warranties of the Seller as set forth in Section 3.11 are true and correct in all respects as of such issuance date.

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Section 2.13 Registration.

(a)	Registration Generally. In the event that the Second Closing occurs and any Earn-Out Shares are issued hereunder, upon the written request of the Seller, the Buyer shall thereafter utilize its commercially reasonable efforts to register (each, a “Registration”) such Earn-Out Shares as held by the Seller at such time (the “Registrable Securities”) for resale on a Form S-3 pursuant to the Securities Act or form for registration as available to the Buyer with respect to the registration of the Earn-Out Shares, as determined by the Buyer Board (each, a “Registration Statement”). Any request for a Registration by the Seller shall specify the number of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Buyer shall not be obligated to effect more than one (1) Registration under this Section 2.13 in respect of all Registrable Securities.

(b)	Effective Registration. A registration will not count as a Registration until the Registration Statement filed with the SEC with respect to such Registration has been declared effective and the Buyer has complied in all material respects with its obligations under this Section 2.13 with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Seller thereafter elects to continue with such Registration and accordingly notifies the Buyer in writing, but in no event later than five (5) days, of such election.

(c)	Limitations. If a Registration is initiated as an underwritten offering and the managing underwriter advises the Buyer and the Seller and the holders of any other shares of Common Stock which are also “Registrable Securities” under an agreement similar to this Section 2.13 (if any holders of Registrable Securities have elected to include Registrable Securities in such Registration) in writing that in its reasonable and good faith opinion the number of shares of Common Stock proposed to be included in such registration, including all Registrable Securities and all other shares of Common Stock proposed to be included in such underwritten offering, exceeds the number of shares of Common Stock which can be sold in such offering and/or that the number of shares of Common Stock proposed to be included in any such registration or takedown would adversely affect the price per share of the Common Stock to be sold in such offering, the Buyer shall include in such registration (i) first, the shares of Common Stock that the Buyer proposes to sell; and (ii) the shares of Common Stock requested to be included therein by the Seller and the other holders of Registrable Securities, allocated among the Seller and such other holders pro rata based on the number of Registrable Securities held by each of Seller and such other holders.

(d)	Withdrawal. The Seller may withdraw all or any portion of its Registrable Securities included in a Registration from such Registration at any time prior to the effectiveness of the Registration Statement. If the Seller disapproves of the terms of any underwritten offering or is not entitled to include all of its Registrable Securities in any offering, the Seller may elect to withdraw from such offering by giving written notice to the Buyer and the underwriter or underwriters of its request to withdraw prior to the effectiveness of the registration statement filed with the SEC with respect to such Registration. If the Seller withdraws from a proposed offering relating to a Registration in such event, then such registration shall not count as the Registration provided for in this Section 2.13.

(e)	Indemnification. The provisions of this Section 2.13(e) shall operate separately and independently of the provisions of Article VI.

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(i)	Indemnification by the Buyer. The Buyer shall indemnify and hold harmless the Seller Indemnified Parties, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Buyer of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based upon information regarding Seller furnished to the Buyer by such party for use therein. The Buyer shall notify Seller promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Buyer is aware.

(ii)	Indemnification by Seller. Seller shall indemnify and hold harmless the Buyer Indemnified Parties, to the fullest extent permitted by applicable law, from and against any and all Losses, as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Buyer of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, but only to the extent that such untrue statements or omissions are based upon information regarding Seller furnished to the Buyer by such party for use therein. Seller shall notify the Buyer promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which Seller is aware.

(iii)	Contribution. If the indemnification under Section 2.13(e)(i) or Section 2.13(e)(ii), as applicable, is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then the Indemnifying Party responsible for indemnifying the Indemnified Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in Section 2.13(e)(i) or Section 2.13(e)(ii), as applicable, was available to such party in accordance with its terms. It is agreed that it would not be just and equitable if contribution pursuant to this Section 2.13(e)(iii) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence.

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Section 2.14 Lock-Up and Leak Out.

(a)	The provisions of this Section 2.14 shall apply to any Earn-Out Shares issued pursuant to this Agreement (together with any shares of Common Stock that may be issued to Seller as a stock dividend or other distribution thereon, and as applicable from time to time, the “Lock-Up Shares”), whether or not such shares have been registered for resale pursuant to the Securities Act.

(b)	For a period from the date of issuance of any Lock-Up Shares until that date that is six (6) months from such issuance date (as to each tranche of Lock-Up Shares, the “Lock-Up Period”, provided, however, that the Buyer may determine to shorten the Lock-Up Period in its sole discretion), Seller will not, directly or indirectly:

(i)	offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Lock-Up Shares;

(ii)	enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of Lock-Up Shares, whether any such transaction is to be settled by delivery of Lock-Up Shares or other securities, in cash or otherwise; or

(iii)	publicly disclose the intention to do any of the foregoing.

(c)	Notwithstanding Section 2.14(b), on each Trading Day (as defined below) of the Lock-Up Period, Seller may sell or otherwise transfer a number of Lock-up Shares equal to 15% of the Average Daily Trading Volume for the Common Stock as of such Trading Date, calculated over a 3-month period, and as reported by Bloomberg or Yahoo Finance. For purposes herein, “Trading Day” means any day on which the Common Stock is available for trading on The Nasdaq Stock Market or any other securities exchange which is as of such time the primary trading market for the Common Stock.

(d)	The Buyer and its transfer agent on its behalf are hereby authorized to decline to register any transfer of Lock-up Shares if such transfer would constitute a violation or breach of this Agreement and the Seller consents to the entry of stop transfer instructions with the Buyer’s transfer agent and registrar against the transfer of the Lock-up Shares except in compliance with the provisions of this Section 2.14. The Seller also consents to the placement of the following legend, or a legend of substantially the same effect, on any and all stock certificates that evidence the Lock-up Shares: “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). A COPY OF THE AGREEMENT MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(e)	The Parties acknowledge and agree that the Lock-Up Period shall apply to the Lock-Up Shares on a tranche-by-tranche basis, for Lock-Up Periods commencing on the issuance of each applicable tranche of Lock-Up Shares, and further acknowledge and agree that the limitations and restrictions as set forth in this Section 2.14 shall be in additional to any restrictions and/or limitations on the sales or transfers of the Lock-Up Shares pursuant to applicable securities Laws, including, without limitation, Rule 144 pursuant to the Securities Act.

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Section 2.15 Additional Documents. At and following each Closing, each of the Parties shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to or following the applicable Closing, together with such other items as may be reasonably requested by the Parties and their respective legal counsel in order to effectuate or evidence the Transactions as of such Closing.

Section 2.16 Conveyance Taxes. Seller will pay all income, gain, sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred by any Seller Party as a result of the Transactions.

Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

As an inducement to, and to obtain the reliance of Buyer, except as otherwise specifically set forth in the disclosure schedules of the Seller Parties delivered to Buyer on the First Closing Date (“Disclosure Schedules”), the Seller Parties, jointly and severally, represent and warrant to Buyer, as of the First Closing Date and as of the Second Closing Date, except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 3.01 Existence and Power.

(a)	Target is a limited liability company, duly organized, validly existing, and in good standing under the Laws of the state of Arizona, and has the limited liability company power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets. Target has delivered to Buyer complete and correct copies of the Articles of Organization of the Target, and the other organizational documents and the minute books of Target as in effect on the First Closing Date (the “Target Organizational Documents”). Target has full limited liability company power and authority to carry on its businesses as it is now being conducted and as now proposed to be conducted and to own or lease its properties and assets.

(b)	Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of Articles of Incorporation and bylaws of Seller as in effect on the First Closing Date and as of the Second Closing Date (the “Seller Organizational Documents”). Seller has taken all action required by Law, the Seller Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and Seller has full power, authority, and legal right and has taken all action required by Law, the Seller Organizational Documents or otherwise to consummate the Transactions.

Section 3.02 Due Authorization.

(a)	The execution, delivery, and performance of this Agreement do not, and the consummation of the Transactions will not, violate any provision of the Target Organizational Documents. Target has taken all actions required by Law, the Target Organizational Documents or otherwise to authorize the execution, delivery, and performance of this Agreement and to consummate the Transactions.

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(b)	None of the execution, delivery nor performance by any of the Seller Parties of any of the Transaction Documents to which any of them are a party requires any consent, approval, license, or other action by or in respect of, or registration, declaration or filing with, any Governmental Authority.

Section 3.03 Valid Obligation. This Agreement and all Transaction Documents executed by each Seller Party in connection herewith constitute the valid and binding obligations of each Seller Party, as applicable, enforceable in accordance with its or their terms, except as may be limited by the Enforceability Exceptions.

Section 3.04 No Conflict With Other Instruments. None of the execution, delivery or performance by any Seller Party of this Agreement or any other Transaction Document to which it is a party does or will (a) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to any Seller Party; (b) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any Seller Party or require any payment or reimbursement or to a loss of any material benefit relating to the business of any Seller Party are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon any Seller Party or by which any of the assets of any Seller Party is or may be bound or any Permit; (c) result in the creation or imposition of any Lien on any of the Membership Interests; (d) cause a loss of any material benefit relating to the business of any Seller Party or any of the assets to which any Seller Party are entitled under any provision of any Permit or Contract binding upon any Seller Party; or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the assets to be held by Target as of the First Closing, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on Target.

Section 3.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by any Seller Party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority, except where the failure to obtain would not reasonably be expected to have a Material Adverse Effect.

Section 3.06 Authorized Capital; Ownership.

(a)	The representations and warranties in this Section 3.06(a) are given as of the First Closing Date:

(i)	Target has no authorized or issued ‘units,’ ‘shares,’ or other equity interests other than the Membership Interests. The Membership Interests constitute one hundred percent (100%) of the membership interests of Target. All of the Membership Interests are duly and validly issued, fully paid, and non-assessable and free and clear of any Liens and are held of record and beneficially by Seller. There are no other equity interests of Target authorized, issued, or outstanding.

(ii)	Target has no Derivatives or commitments to issue any Equity Securities of Target or Derivatives, and there are no outstanding securities convertible or exercisable into or exchangeable for Membership Interests or any other Equity Security of Target.

(iii)	Other than the Target Organizational Documents, there is no voting trust, agreement, or arrangement among any of the beneficial holders of Membership Interests affecting the nomination or election of managers, directors, or officers of Target or the exercise of the voting rights of Membership Interests.

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(iv)	The offer, issuance, and sale of the Membership Interests were (a) exempt from the registration and prospectus delivery requirements of the Securities Act; (b) registered or qualified (or were exempt from registration or qualification) under the registration or qualification requirements of all applicable state securities Laws; and (c) accomplished in conformity with all other applicable securities Laws. None of such shares of Membership Interests are subject to a right of withdrawal or a right of rescission under any federal or state securities or “Blue Sky” Law.

(v)	All of the Membership Interests are duly and validly issued, fully paid, and non-assessable and free and clear of any Liens.

(vi)	Seller is the record and beneficial owner and holder of the First Closing Interests, free and clear of all Liens. None of the First Closing Interests is subject to pre-emptive or similar rights, either pursuant to any Target Organizational Document, requirement of Law, or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any First Closing Interests or other interests in Target from Seller.

(b)	The representations and warranties in this Section 3.06(b) are given as of the Second Closing Date:

(i)	All of the Second Closing Interests are duly and validly issued, fully paid, and non-assessable and free and clear of any Liens and are held of record and beneficially by Seller.

(ii)	Other than the Target Organizational Documents and the Operating Agreement, there is no voting trust, agreement, or arrangement between the Seller and any other Person affecting the nomination or election of managers, directors, or officers of Target or the exercise of the voting rights of the Second Closing Interests.

(iii)	Seller is the record and beneficial owner and holder of the Second Closing Interests, free and clear of all Liens. Other than as set forth in the Operating Agreement, none of the Second Closing Interests is subject to pre-emptive or similar rights, either pursuant to any Target Organizational Document, requirement of Law, or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any Second Closing Interests or other interests in Target from Seller.

Section 3.07 Charter Documents. Section 3.07 of the Disclosure Schedules included true and correct copies of the Target Organizational Documents as of the First Closing Date, and such copies are each true and complete copies of such instruments, as amended and in effect on the First Closing Date. No Seller Party has taken any action in violation or derogation of its organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 3.08 Corporate Records. All proceedings of the manager and members of Target occurring since its formation, are maintained in the Ordinary Course of Business. The register of members or the equivalent documents of Target are complete and accurate. The register of members or the equivalent documents and minute book records of Target relating to all issuances and transfers of Equity Securities by Target, and all proceedings of the manager and members of Target, have been made available to Buyer, and are true, correct, and complete in all material res copies of the original register of members or the equivalent documents and minute book records of Target.

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Section 3.09 Assumed Names. Section 3.09 of the Disclosure Schedules is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the First Closing Date used by Target, including names on any websites. Target has not used any assumed or “doing business as” name other than the names listed in Section 3.09 of the Disclosure Schedules to conduct the business of Target.

Section 3.10 Subsidiaries. Target has no Subsidiaries and does not own any Equity Securities of any other Person.

Section 3.11 Investment Representations.

(a)	Investment Purpose. Seller understands and agrees that the consummation of the Transactions including the delivery of the First Closing Shares, any Additional Retained Shares or Earn-Out Shares (collectively, the “Shares”) to Seller as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes and that the Shares are being acquired by Seller for Seller’s own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act.

(b)	Investor Status. Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.

(c)	Information. Seller has been furnished with all documents and materials relating to the business, finances, and operations of Buyer and its subsidiaries and information that Seller requested and deemed material to making an informed decision regarding this Agreement and the underlying transactions.

(d)	Reliance on Exemptions. Seller understands that the Shares are being offered and sold to Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Buyer is relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments, and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Shares.

(e)	Information. Seller and its advisors, if any, have been furnished with all materials relating to the business, finances, and operations of Buyer and materials relating to the offer and sale of the Shares which have been requested by Seller or its advisors and which Seller has deemed material to making an informed decision regarding this Agreement and the underlying transactions, and Seller has reviewed and considered the filings made by the Buyer with the SEC. Seller and its advisors, if any, have been afforded the opportunity to ask questions of Buyer. Seller understands that its investment in the Shares involves a significant degree of risk. Seller is not aware of any facts that may constitute a breach of any of Buyer’s representations and warranties made herein.

(f)	Governmental Review. Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

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(g)	Transfer or Resale. Seller understands that (i) the sale or re-sale of the Shares has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the Shares may not be transferred unless (a) the Shares are sold pursuant to an effective registration statement under the Securities Act; (b) Seller shall have delivered to Buyer, at the cost of Buyer with respect to the first five opinions and at the cost of Seller thereafter, an opinion of counsel that shall be in form, substance, and scope customary for opinions of counsel in comparable transactions to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by Buyer; (c) the Shares are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of Seller who agrees to sell or otherwise transfer the Shares only in accordance with this Section 3.11 and who is an accredited investor; (d) the Shares are sold pursuant to Rule 144, or (e) the Shares are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and Seller shall have delivered to Buyer, at the cost of Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by Buyer; (ii) any sale of such Shares is made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Shares is under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither Buyer nor any other person is under any obligation to register such Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case).

(h)	Legends. Seller understands that the Shares, until such time as the Shares have been registered under the Securities Act, or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, may bear a standard Rule 144 legend and a stop-transfer order may be placed against transfer of the certificates for the Shares.

(i)	Removal. The legend(s) referenced in Section 3.11(h) shall be removed and Buyer shall issue a certificate without such legend to the holder of the Shares, if, unless otherwise required by applicable state securities Laws, (a) the Shares are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold; or (b) such holder provides Buyer with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Shares may be made without registration under the Securities Act, which opinion shall be accepted by Buyer so that the sale or transfer is effected. Seller agrees to sell the Shares only in compliance with applicable prospectus delivery requirements, if any.

Section 3.12 Liabilities. Section 3.12 of the Disclosure Schedules sets forth (i) a true, correct, and complete list of all outstanding loans, lines of credit and other Indebtedness and Liabilities incurred by Target as of the First Closing Date; and (ii) with respect to each item described in the foregoing clause, the remaining amounts due thereunder as of the First Closing Date.

Section 3.13 First Closing Date Working Capital. The First Closing Date Working Capital as set forth in Section 2.05(b) is true and correct and has been calculated in accordance with the procedures set forth in Section 2.05, as of the First Closing Date.

Section 3.14 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the Knowledge of Seller, threatened, by or against Target or affecting Target or its properties, at Law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the Knowledge of Seller, there is no default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality, or any circumstance which after reasonable investigation would result in the discovery of such default.

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Section 3.15 Contracts.

(a)	Section 3.15(a) of the Disclosure Schedules lists all material Contracts of Target, oral or written (collectively, the “Material Contracts”) to which Target is a party and which are currently in effect or which will be in effect as of the First Closing, and which constitute the following:

(i)	all Contracts that require annual payments or expenses by, or annual payments or income to, Target of ten thousand and 00/100 dollars ($10,000.00) or more (other than standard purchase and sale orders entered into in the Ordinary Course of Business);

(ii)	all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by Target in excess of ten thousand and 00/100 dollars ($10,000.00) annually;

(iii)	all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of Target or other Person, under which Target (A) has continuing obligations for payment of annual compensation of at least ten thousand and 00/100 dollars ($10,000.00) (other than oral arrangements for at-will employment); (B) has material severance or post termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of Target;

(iv)	all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which Target is a party;

(v)	all Contracts relating to any material acquisitions or dispositions of assets by Target in excess of ten thousand and 00/100 dollars ($10,000.00);

(vi)	all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the Ordinary Course of Business;

(vii)	all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of Target to compete in any line of business or with any Person or in any geographic area;

(viii)	all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets, and other material Intellectual Property rights of Target;

(ix)	all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by Target, including all ongoing agreements for repair, warranty, maintenance, service, indemnification, or similar obligations;

(x)	all Contracts with Target to which Seller or any present or former member or manager of any Seller Party is a party;

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(xi)	all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which Target holds a leasehold interest;

(xii)	all Contracts relating to outstanding indebtedness or Liabilities, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding ten thousand and 00/100 dollars ($10,000.00);

(xiii)	any Contract relating to the voting or control of the equity interests of Target or the election of managers or directors of Target (other than the Target Organizational Documents);

(xiv)	any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents; and

(xv)	any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of Target will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions.

(b)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target or set forth in Section 3.15(b) of the Disclosure Schedules, (i) each Material Contract is a valid and binding agreement, except as such enforceability may be limited by the Enforceability Exceptions, and is in full force and effect, and neither any member of Target nor, to the Knowledge of Seller, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract; (ii) no member of Target has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of Target’s assets; (iii) no Contract (A) requires any member of Target to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the business or require any payments by or with respect to Buyer or any of its Affiliates. Seller has previously provided to Buyer true and correct fully executed copies of each written Material Contract.

(c)	Except as included or described in Section 3.15(a), or as set forth in Section 3.15(c) of the Disclosure Schedules, Target is not as of the First Closing Date a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of Target, which, in each case cannot be terminated by Target on notice of no more than thirty (30) days at a cost of no more than five thousand and 00/100 ($5,000.00).

(d)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target, none of the execution, delivery or performance by any Seller Party of any Transaction Document or the consummation by any Seller Party of the Transactions constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any Seller Party or to a loss of any material benefit to which Target is entitled under any provision of any Material Contract.

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(e)	Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target, Target is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments, or agreements evidencing any Indebtedness.

(f)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target, each of the transactions between Target and any shareholder, officer, employee, member or director of any member of Target or any Affiliate of any such Person (if any) entered into or occurring prior to the First Closing (i) is arms-length transaction with fair market price, or (ii) is a transaction duly approved by the Manager of Target in accordance with the Target Organizational Documents.

Section 3.16 Licenses and Permits. Section 3.16 of the Disclosure Schedules correctly lists each material Permit held by Target or which will be held by Target as of the First Closing (the “Target Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target or set forth in Section 3.16 of the Disclosure Schedules, such Target Permits are valid and in full force and effect, and none of the Target Permits will, assuming the related third party consent has been obtained or waived prior to the First Closing Date, be terminated or impaired or become terminable as a result of the Transactions. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target, Target has all Permits necessary to operate its business as contemplated to be comprised as of the First Closing.

Section 3.17 Financial Statements.

(a)	Section 3.17 of the Disclosure Schedules includes the financial statements of Target consisting of the balance sheets, the consolidated income statements, and the consolidated cash flow statements, each since inception through the fiscal year ended December 31, 2025 (collectively, the “Financial Statements”).

(b)	The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of Target as of the dates thereof and the results of operations of Target for the periods reflected therein. The Financial Statements (i) were prepared from the books and records of Target; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Target’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to Target with respect to the periods then ended.

(c)	Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the Ordinary Course of Business since August 7, 2025, there are no material liabilities, debts, or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Target. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.

(d)	The Financial Statements accurately reflect in all material respects the outstanding Indebtedness of Target as of the First Closing Date. Except as set forth in Section 3.17 of the Disclosure Schedules, Target does not have any material Indebtedness.

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Section 3.18 Accounts Receivable and Payable; Loans.

(a)	To the Knowledge of Seller, all accounts receivables and notes of Target reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by Target in the Ordinary Course of Business. To the Knowledge of Seller, the accounts payable of Target reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the Ordinary Course of Business of Target.

(b)	To the Knowledge of Seller, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect on Target. To the Knowledge of Seller, except as set forth in Section 3.18(b) of the Disclosure Schedules, all accounts, receivables, or notes are good and collectible in the Ordinary Course of Business.

(c)	The information set forth in Section 3.18(c) of the Disclosure Schedules separately identifies any and all accounts receivables or notes of Target which are owed by any Affiliate of Target as of June 29, 2026. Except as set forth in Section 3.18(c) of the Disclosure Schedules, Target is not indebted to any of its Affiliates and no Affiliates are indebted to Seller or to Target.

Section 3.19 Pre-payments. Neither Seller nor Target has received any payments with respect to any services to be rendered or goods to be provided after the First Closing.

Section 3.20 Employees. All of the employees of Target, with such employees’ position, compensation, and the material information relating to any employment or engagement Contract with such employees, are as set forth in Section 3.20 of the Disclosure Schedules.

Section 3.21 Withholding. Except as disclosed in Section 3.21 of the Disclosure Schedules, all obligations of Target applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by Target to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits, social insurance, housing fund contributions or any other benefits for its employees with respect to the employment of said employees through the First Closing Date have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target. Except as disclosed in Section 3.21 of the Disclosure Schedules, all reasonably anticipated obligations of Target with respect to such employees (except for those related to wages during the pay period immediately prior to the First Closing Date and arising in the Ordinary Course of Business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses, and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the First Closing Date have been paid by Target prior to the First Closing Date.

Section 3.22 Real Property.

(a)	Section 3.22(a) of the Disclosure Schedules sets forth all the Real Property owned by Target.

(b)	Section 3.22(b) of the Disclosure Schedules sets forth all the Real Property leased by Target.

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(c)	With respect to each lease or other Contract for the lease of any Real Property (each, a “Lease”): (i) to the Knowledge of Seller, each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by Seller or Target; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target. Target holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located.

(d)	As of the First Closing, Target will have good and marketable title in fee simple to all Real Property owned by it, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Target and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties.

Section 3.23 Environmental Laws.

(a)	To the Knowledge of Seller, the Seller Parties are in material compliance with all applicable Environmental Laws and neither the Target nor any Subsidiary of Target has been notified (in writing or otherwise) in the past three (3) years, whether from a Governmental Authority, citizens group, employee or otherwise, regarding an actual or alleged noncompliance with or violation of any Environmental Law, or any liability or potential liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Law. This compliance includes, but is not limited to, obtaining, maintaining in good standing, and complying in all material respects with all Permits

(b)	None of the Seller Parties has (i) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (ii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Seller or Target, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect on Target.

(c)	To the Knowledge of Seller, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by Seller or Target such as could give rise to any material liability or corrective or remedial obligation of Target under any Environmental Laws. To the Knowledge of the Seller, there are no circumstances that may prevent or interfere with the compliance of the target with any Environmental Law in the future.

(d)	Target has obtained all Permits required by Environmental Laws necessary to enable them to conduct its businesses as currently conducted and are in compliance with such Permits. Target has not assumed, contractually or by operation of Law, any Liabilities or obligations of any other Person under any Environmental Law, other than would reasonably be expected to have a Material Adverse Effect on the Target.

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(e)	Seller has furnished to Buyer copies of all environmental audits and risk and site assessments in any Seller Party’s possession, if any, relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of Target.

Section 3.24 Compliance with Laws.

(a)	To the Knowledge of Seller, each of Seller and Target has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All prior issuances of securities of Target have been exempt from registration under the Securities Act.

(b)	All material Permits required for Target to conduct its business have been obtained by Target, and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on Target. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Target. No Seller Party has received any notice of proceedings relating to the revocation or modification of any such Permit.

(c)	To the Knowledge of Seller, neither Seller nor Target is, and neither has been, and the past and present officers, members, managers and affiliates of Target or Seller are not and have not, been the subject of, nor does any officer, member, manager or affiliate of Seller or Target have any reason to believe that Seller or Target or any of their respective officers, members, managers or Affiliates will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 3.25 General Compliance. To the Knowledge of Seller, each of Seller and Target is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by Seller or Target under), nor has Seller or Target received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other Governmental Authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any Governmental Authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.26 Bank Accounts; Power of Attorney. Section 3.26 of the Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by or Target within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Target; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Target within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from Target or who are otherwise authorized to act on behalf of Target with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

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Section 3.27 Intellectual Property.

(a)	Target owns or possesses adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets, and rights necessary and all other Intellectual Property and technology to conduct its businesses as now conducted.

(b)	None of Target’s material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. To the Knowledge of Seller there is no infringement by Target of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Seller, being threatened against, Target regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

(c)	All required filings and fees related to the Intellectual Property owned by Target that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Target has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(d)	To the Knowledge of Seller, target has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by Target and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated, or otherwise obtained or possessed by Target.

Section 3.28 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Target (the “Tangible Personal Property”) are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible personal property currently owned or leased by Target, together with all other properties and assets of Target, are sufficient for the conduct of Target’s business as conducted as of the First Closing and constitute all of the rights, property, and assets necessary to conduct the business of Target as conducted as of the First Closing Date.

Section 3.29 Properties; Title to Target’s Assets.

(a)	Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target, the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the Tangible Personal Property is in the control of Target.

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(b)	Target has good, valid and marketable title in and to, or in the case of the Leases as set forth in the Disclosure Schedules and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target. No such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Target, Target’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for Target to operate its business immediately after the First Closing in the same manner as the business is currently being conducted.

Section 3.30 Accounts Receivable. The accounts receivable reflected on the books and records of Target and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Target involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Target not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 3.31 Certain Business Practices. None of Seller, Target, or, to the Knowledge of Seller, any director, officer, agent, manager or employee of Seller or Target, in their capacities as such, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. None of Seller, Target, any; director, officer, agent, manager or employee of Seller or Target, in their capacities as such, (nor any Person acting on behalf of any of the foregoing) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Target or assist Target in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on Target, or which, if not continued in the future, could reasonably be expected to adversely affect the business of Target that could reasonably be expected to subject Target to suit or penalty in any private or governmental litigation or proceeding.

Section 3.32 Tax Matters.

(a)	Target is a single member limited liability company, and, therefore, is disregarded for federal income tax purposes.

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(b)	Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on any of Seller or Target, (i) Target has reported or caused the reporting of all federal and state income tax taxable attributes of each of itself and Seller on Tax Returns which are required to be filed respect to federal and state income tax taxable attributes arising in respect of the said entities, and has paid all Taxes which have become due in respect of the said taxable attributes of said entities, if any; (ii) all such Tax Returns are true, correct, complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending, proposed in writing or threatened with respect to Taxes attributable to its own taxable attributes or the taxable attributes of Seller or Target or for which a Lien may be imposed upon any of its own assets or the assets of Seller or Target; (v) no statute of limitations in respect of the assessment or collection of any Taxes attributable to its own federal or state taxable attributes, or those of Seller or Target for which a Lien may be imposed on any of said parties’ assets has been waived or extended, which waiver or extension is in effect, except for any automatic extensions of time to file Tax Returns obtained in the Ordinary Course of Business; (vi) Target has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes attributable to its own taxable attributes and to those of Seller and Target in all material respects and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including federal and state income, social, security and other payroll Taxes) required to be withheld or collected in respect of its own taxable attributes, as well as those of Seller and Target; (vii) to the Knowledge of Seller, Seller and Target, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities of Target to Buyer pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) there is no Lien (other than Permitted Liens) for Taxes upon any of its own assets or those of Seller or Target; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to itself, Seller, or Target; (x) except as set forth in Section 3.32 of the Disclosure Schedules, no claim has been made by a Taxing Authority in a jurisdiction in which Target has not paid or caused the payment of any tax or has not filed or caused the filing of any Tax Returns in respect of its own taxable attributes or those of Seller, or Target, asserting that Target or Seller is or may be subject to Tax in any such jurisdiction; (xi) there is no outstanding power of attorney from Target with respect to itself, or with respect to Seller, authorizing anyone to act with respect to any of said entities in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return with respect to the taxable attributes of Seller or Target; (xii) Target is not now nor has it ever been a party to any Tax sharing or Tax allocation Contract respective to its own taxable attributes or those of Seller, other than any customary commercial contract the principal subject of which is not Taxes; and (xii) none of Seller or Target is currently, and none has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return of Target with respect to its own taxable attributes and those of Seller, and Target.

(c)	The unpaid Taxes attributable to its own taxable attributes and those of Seller, and Target for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed any reserve for Tax liability (other than any reserve for deferred Taxes as may have been established to reflect timing differences between book and Tax income) set forth on the Financial Statements; and (ii) will not exceed any such reserve as adjusted for the passage of time through the First Closing Date in accordance with the past custom and practice of Target in filing its Tax Return.

(d)	No claim has been made by any taxing authority in any jurisdiction where Target does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

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(e)	As of the First Closing Date, there are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Seller or Target.

(f)	None of Seller or Target is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. None of Seller or Target is a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to and of Seller or Target.

(g)	Other than as it would relate to the inclusion of the applicable of their respective taxable attributes in the Tax Return of Target or Seller, neither Seller nor Target is nor have either been a member of any other affiliated, combined, consolidated or unitary Tax group for Tax purposes. None of Seller or Target has any Liability for Taxes of any Person (except with respect to the taxable attributes of Seller and Target) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract, or otherwise. Target has not agreed to make, nor has there been any requirement to make, in respect of itself, or Seller any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Target has not taken any action respect to itself or Seller that could defer a Liability for Taxes in respect of itself, Seller or Target from any period prior to the First Closing to any period following the First Closing.

(h)	None of Target or Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. None of Seller or Target is and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. None of Seller or Target has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. None of Seller or Target is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of Seller or Target under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(i)	None of Seller or Target have entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. None of Seller or Target has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(j)	None of the assets of Seller or Target is property that any of them, respectively, is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.33 Insurance. As of the First Closing Date, Target is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Target believes to be prudent and customary in the businesses in which Target is engaged. Target has not been refused any insurance coverage sought or applied for, and Target has no reason to believe that it will not be able to renew any existing insurance coverage as of the First Closing Date as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Target, taken as a whole.

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Section 3.34 Controls. Target maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Target and an unconsolidated or other off balance sheet entity that is not disclosed by Target in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect on Target.

Section 3.35 Transactions with Affiliates. None of the officers or directors of Target and, to the Knowledge of Seller, none of the employees of Target, is presently a party to any transaction with Target (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Seller, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) one hundred twenty thousand and 00/100 dollars ($120,000.00) or (ii) one percent (1%) of the average of Target’s total assets at year-end for the last two completed fiscal years, other than for: (i) payment of salary or consulting fees for services rendered; (ii) reimbursement for expenses incurred on behalf of Target; and (iii) other employee benefits, including stock option agreements under any stock option plan of Target.

Section 3.36 Foreign Corrupt Practices. Neither Target, nor, to the Knowledge of Seller, any agent or other Person acting on behalf of Target, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) failed to disclose fully any contribution made by Target (or made by any Person acting on its behalf of which Target is aware) which is in violation of Law; or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.37 Money Laundering Laws. The operations of Target are and have been conducted at all times in compliance with applicable money laundering Laws in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Target with respect to such Laws is pending or, to the Knowledge of Seller, threatened. Target is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable

U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.38 Illegal or Unauthorized Payments; Political Contributions. Neither Target nor, to the Knowledge of Seller, any of the officers, directors, employees, agents or other representatives of Seller or Target or any other business entity or enterprise with which Seller or Target is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Seller or Target.

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Section 3.39 No Disqualification Events. None of Seller, Target, any of their predecessors, any affiliated issuer, any director, executive officer, other officer of Seller or Target, any beneficial owner of twenty percent (20%) or more of Seller or Target’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Seller or Target in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Target has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.40 Approval of Agreement. The Manager of Target and Seller as the sole member of Target have each authorized the execution and delivery of this Agreement by Target and have approved this Agreement and the Transactions.

Section 3.41 Disclosure. All disclosure provided to Buyer regarding Target, its business and Transactions, including the Disclosure Schedules, furnished by or on behalf of Target with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that such information shall not be deemed to amend or modify the representations and warranties of the Seller Parties as set forth herein unless specifically so provided herein.

Section 3.42 No Brokers. No Seller Party has retained any broker or finder in connection with any of the Transactions, and no Seller Party not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to, and to obtain the reliance of Target and Seller, Buyer represents and warrants to Target and Seller, as of the First Closing Date except as otherwise specifically set forth below as to representations and warranties which speak solely with respect to a particular date, as follows:

Section 4.01 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of the Certificate of Incorporation and bylaws of Buyer as in effect on the First Closing Date (the “Buyer Organizational Documents”). Buyer has taken all action required by Law, Buyer Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement, and Buyer has full power, authority, and legal right and has taken all action required by Law, Buyer Organizational Documents or otherwise to consummate the Transactions.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not, violate any provision of Buyer Organizational Documents. Buyer has taken all actions required by Law, Buyer Organizational Documents, or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the Transactions.

Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by Buyer in connection herewith constitute the valid and binding obligations of Buyer, enforceable in accordance with its or their terms, except as may be limited the Enforceability Exceptions.

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Section 4.04 No Conflict With Other Instruments. The execution of this Agreement by Buyer and the consummation of the Transactions by Buyer will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Buyer is a party or to which any of its assets, properties or operations are subject.

Section 4.05 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by Buyer requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Governmental Authority.

Section 4.06 Approval of Agreement. The Buyer Board has authorized the execution and delivery of this Agreement by Buyer and has approved this Agreement and the Transactions.

Section 4.07 No Brokers. Buyer has not retained any broker or finder in connection with any of the Transactions, and Buyer has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Article V. ADDITIONAL COVENANTS OF THE PARTIES

Section 5.01 Delivery of Books and Records. At the First Closing, Seller shall deliver to Buyer the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Target now in the possession of Seller, Target or their Representatives.

Section 5.02 Third Party Consents and Certificates. Buyer and the Seller Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

Section 5.03 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations, or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

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Section 5.04 Reliance. The Parties acknowledge and agree that, notwithstanding any investigation made by Buyer or any of its Representatives, or any rights to conduct such investigations, and notwithstanding any knowledge of facts determined or determinable by Buyer as a result of such investigation or right of investigation, and notwithstanding any statements of Buyer, including any press releases or other disclosures or statements made by Buyer or any of its Representatives, Buyer has the unqualified right to rely upon the representations and warranties made by the Seller Parties in this Agreement or in any other Transaction Documents. All representations and warranties of the Seller Parties made in this Agreement or pursuant hereto, or in any other Transaction Documents, shall survive, and shall not be affected by any such investigation, knowledge or statements.

Article VI. INDEMNIFICATION

Section 6.01 Applicability. The provisions of this Article VI shall be in addition to the provisions of Section 2.13(e), and this Article VI and Section 2.13(e) shall each operate separately and independently of each other.

Section 6.02 Indemnification of Buyer. Seller hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable Law, the Buyer Indemnified Parties against and in respect of any and all Losses incurred or sustained by any Buyer Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Seller Parties contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; or (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of any of the Seller Parties or any of their Representatives.

Section 6.03 Indemnification of the Seller Parties. Buyer hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable Law, the Seller Indemnified Parties against and in respect of any and all Losses incurred or sustained by any Seller Indemnified Party as a result of or in connection with (i) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of Buyer contained herein or in any of the additional agreements or any certificate or other writing delivered pursuant hereto; or (ii) any claim for brokerage commissions in connection with the transactions contemplated hereby as a result of the actions or agreements of any of Buyer or any of its Representatives.

Section 6.04 Procedure. The following shall apply with respect to all claims by any Seller Indemnified Party or Buyer Indemnified Party for indemnification with respect to actions by third-parties (with any references herein to an “Indemnified Party” being a reference to a Seller Indemnified Party or a Buyer Indemnified Party, as applicable, and any references herein to an “Indemnifying Party” being a reference to Buyer or Seller, as applicable):

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(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 6.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 6.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party has assumed the defense pursuant to this Section 6.04(b), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted liability for such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 6.05 Periodic Payments; Retained Shares.

(a)	Any indemnification required by this Article VI for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

(b)	In the event that any payment pursuant to this Article VI is due to be made by Seller as the Indemnifying Party, Buyer shall have the right to redeem and retain a number of Retained Shares having a value equal to the amount of such payment due divided by the Share Price, at a redemption price of $0.0001 per share. The Seller covenants and agrees that Seller shall execute and deliver such documents and instruments as required to cause any of the Retained Shares that are to redeemed by the Buyer hereunder to be so redeemed. Any Retained Shares that are redeemed by the Buyer hereunder shall be returned to the status of authorized and unissued shares of Common Stock.

Section 6.06 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 6.07 Time Limit. The obligations of Seller and Buyer under Section 6.02 and Section 6.03 shall expire two (2) years from the First Closing Date, except with respect to (i) an indemnification claim asserted in accordance with the provisions of this Article VI which remains unresolved, for which the obligation to indemnify shall continue until such claim is resolved; and (ii) resolved claims for which payment has not yet been paid to the Indemnified Party.

Section 6.08 Certain Limitations. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)	Seller shall not be liable to Buyer Indemnified Parties for indemnification under Section 6.02 until the aggregate amount of all Losses in respect of indemnification under Section 6.02 exceeds $50,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to $3,000,000 (the “Cap”).

(b)	Buyer shall not be liable to the Seller Indemnified Parties for indemnification under Section 6.03 until the aggregate amount of all Losses in respect of indemnification under Section 6.03 exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket up to a maximum amount equal to the Cap, which shall in such case be applied to all of Seller as a group.

Section 6.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and any indemnified party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the any indemnified party’s or by reason of the fact that such indemnified party knew or should have known that any such representation or warranty is, was or might be inaccurate.

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Section 6.10 Exclusive Remedy. In the event that the First Closing occurs, the indemnification provisions contained in this Article VI shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the First Closing Date; (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions; (iii) with respect to the provisions of Section 2.13; and (iv) with respect to the other agreements of the Parties herein with respect to the Second Closing or which by their terms continue following the First Closing. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the First Closing, to the fullest extent permitted under applicable Law and except as otherwise specified in this Article VI, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Law, other than as set forth in the preceding sentence.

Article VII. MISCELLANEOUS

Section 7.01 Governing Law; Jurisdiction.

(a)	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural Laws of the State of Delaware, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

(b)	Each of the Parties hereby irrevocably submits to the personal jurisdiction of United States Federal Courts and the courts of the State of Texas, in each case located in Collin County, Texas (the “Chosen Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in or contemplated by this Agreement, and in respect of the Transactions, or the negotiation, execution or performance hereof, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that any Chosen Court is an inconvenient forum or that the venue thereof may not be appropriate, or that this Agreement or any such document may not be enforced in or by such Chosen Court, and each of the Parties hereto irrevocably agrees that all claims, actions, suits and proceedings or other causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arising out of or relating to this Agreement or any of the Transactions, or the negotiation, execution or performance hereof shall be heard and determined exclusively in the Chosen Courts. Each of the Parties hereby consents to and grants any such Chosen Court jurisdiction over the person of such Party and, to the extent permitted by Law, over the subject matter of such dispute and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner as may be permitted by Law shall be valid, effective and sufficient service thereof.

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Section 7.02 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.02. EACH OF THE PARTIES ACKNOWLEDGE THAT EACH HAS BEEN REPRESENTED IN CONNECTION WITH THE SIGNING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED BY THE RESPECTIVE PARTY AND THAT SUCH PARTY HAS DISCUSSED THE LEGAL CONSEQUENCES AND IMPORT OF THIS WAIVER WITH LEGAL COUNSEL. EACH OF THE PARTIES FURTHER ACKNOWLEDGE THAT EACH HAS READ AND UNDERSTANDS THE MEANING OF THIS WAIVER AND GRANTS THIS WAIVER KNOWINGLY, VOLUNTARILY, WITHOUT DURESS AND ONLY AFTER CONSIDERATION OF THE CONSEQUENCES OF THIS WAIVER WITH LEGAL COUNSEL.

Section 7.03 Dispute Resolution.

(a)	Subject to the provisions of Section 7.03(k), any dispute over or in any way related to the provisions of this Agreement and in all other disputes among the Parties hereto, including issues of enforceability, termination, and arbitrability, the dispute shall be resolved as set forth in this Section 7.03.

(b)	The Parties shall first negotiate in good faith to attempt to resolve the Dispute.

(c)	In the event that the Parties are unable to resolve the dispute as set forth in Section 7.03(b) within thirty (30) days) of the commencement of efforts to do so, then the dispute shall then be submitted to non-binding mediation. The Parties shall apply to the American Arbitration Association for a mediator, with the mediation to take place via remote teleconference means unless otherwise agreed between the Parties.

(d)	In the event that the mediation as set forth in Section 7.03(c) fails to resolve all of the issues between or among the Parties, or if mediation is not held within sixty (60) days of the commencement of efforts to resolve the dispute pursuant to Section 7.03(b), then the matter or any remaining matters shall be submitted to final, non-appealable and binding arbitration before a panel of three (3) arbitrators. The arbitration shall be held by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA. The arbitration will be conducted in English. Each of Buyer and Seller shall choose one (1) arbitrator to serve on the arbitration tribunal, with those two (2) arbitrators choosing the third arbitrator to serve on the arbitration tribunal. Arbitration shall be held via remote teleconference means unless otherwise agreed between the Parties, and if required by the arbitrators to be held in person, shall be held in Plano, Texas. The arbitrators may issue any preliminary, injunctive, and/or equitable relief.

(e)	Nothing in this Section 7.03 will serve to restrict the ability to apply for emergency relief.

(f)	Any Party may, after failure of the negotiation and mediation procedures above, commence arbitration of the dispute by sending a written request for arbitration to all other Parties. The request shall state the nature of the dispute to be resolved by arbitration, and arbitration shall be commenced as soon as practical after such Parties receive a copy of the written request. The Parties may not bring suit regarding any disputes, controversies, or claims subject to this Section 7.03 in any venue other than an arbitration pursuant to this Section 7.03, except in order to enforce this Section 7.03 or enforce an arbitral award made pursuant to this Section 7.03. In the event that a Party attempts to bring an action in violation of this Section 7.03, the Parties agree that the other Parties will be entitled to the arbitrators or judge entering an injunction to enjoin such unauthorized action.

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(g)	All Parties shall initially share the cost of arbitration, but the prevailing Party or Parties shall be awarded attorneys’ fees, costs, and other expenses of arbitration as determined by the arbitrators. All arbitration decisions shall be final, binding, and conclusive on all the Parties to arbitration, and legal judgment may be entered based upon such decision in accordance with applicable Law in any court having jurisdiction to do so. The Parties agree that the arbitral award shall be recognized by any applicable courts pursuant to all applicable statutes, conventions, and treaties. This Section 7.03 shall survive any expiration or termination of this Agreement, any merger or integration clause, and shall continue to inure to the benefit of the Parties hereto, for all purposes.

(h)	The Laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the Laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which Laws the arbitrators shall apply in rendering their decision. The arbitrators shall issue a written decision, setting forth findings of fact and conclusions of Law, within sixty (60) days after they shall have been selected. The arbitrators shall have no authority to award punitive or other exemplary damages.

(i)	On application to the arbitrators, any Party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the arbitrators shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 7.03(h).

(j)	Any judgment upon any award rendered by the arbitrators may be entered in and enforced by any court of competent jurisdiction. The Parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) located in Collin County, Texas to enforce any award of the arbitrators or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The Parties expressly consent to the personal and subject matter jurisdiction of the arbitrators to arbitrate any and all matters to be submitted to arbitration hereunder. None of the Parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the Parties) shall have been absent from such arbitration for any reason, including that such Party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(k)	Notwithstanding the foregoing, the Parties acknowledge and agree that the provisions of Section 2.05(d) shall take precedence over the provisions of this Section 7.03 with respect to any disputes related to the matters set forth in Section 2.05.

Section 7.04 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Section 7.05 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

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Section 7.06 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00PM Central Standard Time on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a Party shall specify to the others in accordance with these notice provisions:

If to Buyer, to:

Intrusion Inc.

Attn: Anthony Scott

101 East Park Blvd., Suite 1200

Plano, TX 75074

Email:

With a copy, which shall not constitute notice, to:

Anthony, Linder & Cacomanolis, PLLC

Attn: Laura Anthony and John Cacomanolis

1700 Palm Beach Lakes Blvd., Suite 820

West Palm Beach, FL 33401

Email:

If any Seller Party, to:

VigilAigent Corp and OW Cyber LLC dba VigilAigent

Attn: Mr. Bobby Mikkelsen

8565 S Eastern Ave, Suite 150

Las Vegas, NV 89123

Emails:

And

VigilAigent Corp and OW Cyber LLC dba VigilAigent

Attn: Mr. Mark Porter

13809 Magnolia Isle Dr.

Fort Myers, FL 33905

Email:

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Section 7.07 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.08 Third Party Beneficiaries. This contract is strictly between the Parties, and except as specifically provided herein, no other Person and no director, officer, members, stockholder, employee, agent, independent contractor or any other Person shall be deemed to be a third-party beneficiary of this Agreement.

Section 7.09 Expenses. Subject to Article VI, Section 7.03 and Section 7.07, and other than as specifically set forth herein, each of the Parties will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Transactions.

Section 7.10 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11 Survival. The representations, warranties, and covenants of the respective Parties shall survive the First Closing Date and the consummation of the Transactions for a period of two years.

Section 7.12 Amendment; Waiver.

(a)	This Agreement cannot be amended, except by a writing signed by each of the Parties and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)	Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any Party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)	Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

Section 7.13 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any Party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

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Section 7.14 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

Section 7.15 No Assignment or Delegation. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 7.16 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Seller Party and Buyer shall use their respective commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions shall be consummated as soon as practicable, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 7.17 Further Assurances. From and after the First Closing Date, each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the Transactions.

Section 7.18 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the First Closing Date.

Intrusion Inc.

By:	/s/ Anthony Scott
Name: Anthony Scott
Title: President

OW Cyber LLC

By:	/s/ Robert Mikkelsen
Name: Robert Mikkelsen
Title: Chief Executive Officer

VigilAigent Corp.

By:	/s/ Robert Mikkelsen
Name: Robert Mikkelsen
Title: Chief Executive Officer

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